Exhibit 99.1

GW Pharmaceuticals plc Announces the Sale of Priority Review Voucher for $105M

Carlsbad, CA, March 18, 2019: GW Pharmaceuticals plc (NASDAQ: GWPH, GW, the Company or the Group), the world leader in the development and commercialization of cannabinoid prescription medicines, today announced that GW Research Ltd. has entered into a definitive agreement to sell its Rare Pediatric Disease Priority Review Voucher (PRV) for $105,000,000. GW was awarded the voucher under a U.S. Food and Drug Administration (FDA) program intended to encourage the development of treatments for rare pediatric diseases. GW Research Ltd. received the PRV when EPIDIOLEX® (cannabidiol) was approved by the FDA for the treatment of seizures associated with Lennox-Gastaut Syndrome or Dravet syndrome, two rare, severe childhood-onset epilepsies. The transaction remains subject to customary closing conditions, including anti-trust review.

“Having successfully developed and launched EPIDIOLEX as the first plant-derived cannabinod medicine approved by the FDA, GW is advancing a pipeline of additional cannabinoid products to address patient needs across a range of therapeutic areas,” stated Justin Gover, GW’s Chief Executive Officer. “The sale of the PRV provides an important source of non-dilutive capital to help advance our pipeline and to continue to invest in the EPIDIOLEX commercial launch in both the U.S. and Europe.”

About the Rare Pediatric Disease Priority Review Voucher Program

The program is intended to encourage development of new drug and biological products for prevention and treatment of certain rare pediatric diseases. A PRV may be issued to the sponsor of a rare pediatric disease product application and would entitle the holder to priority review of a single New Drug Application or Biologics License Application, which reduces the target review time and could lead to an expedited approval. The sponsor receives the PRV upon approval of the rare pediatric disease product application and it can be sold without limitation, subject to applicable FDA requirements for filing and use.

About GW Pharmaceuticals plc and Greenwich Biosciences, Inc.

Founded in 1998, GW is a biopharmaceutical company focused on discovering, developing and commercializing novel therapeutics from its proprietary cannabinoid product platform in a broad range of disease areas. GW, along with its U.S. subsidiary Greenwich Biosciences, has received U.S. FDA approval for EPIDIOLEX (cannabidiol) oral solution for the treatment of seizures associated with Lennox-Gastaut syndrome (LGS) or Dravet syndrome in patients two years of age or older and which is now available by prescription in the U.S. The Company has submitted a regulatory application in Europe for the adjunctive treatment of seizures associated with LGS and Dravet syndrome. The company continues to evaluate EPIDIOLEX in additional rare epilepsy conditions and currently has an ongoing clinical trial in tuberous sclerosis complex (TSC). GW commercialized the world’s first plant-derived cannabinoid prescription drug, Sativex® (nabiximols), which is approved for the treatment of spasticity due to multiple sclerosis in numerous countries outside the United States and for which the company is now planning a U.S. Phase 3 trial. The Company has a deep pipeline of additional cannabinoid product candidates which includes compounds in Phase 1 and 2 trials for epilepsy, glioblastoma, and schizophrenia. For further information, please visit www.gwpharm.com.

Forward-looking statements

This news release contains forward-looking statements that reflect GW's current expectations regarding future events, including statements regarding financial performance, the timing of clinical trials, the timing and outcomes of regulatory or intellectual property decisions, the relevance of GW products commercially available and in development, the clinical benefits of EPIDIOLEX (cannabidiol) oral solution and Sativex (nabiximols) and the safety profile and commercial potential of EPIDIOLEX and Sativex. Forward-looking statements involve risks and uncertainties. Actual events could differ materially from those projected herein and depend on a number of factors, including (inter alia), the success of GW’s research strategies, the applicability of the discoveries made therein, the successful and timely completion and uncertainties related to the regulatory process, and the acceptance of Sativex, EPIDIOLEX and other products by consumer and medical professionals. A further list and description of risks and uncertainties associated with an investment in GW can be found in GW’s filings with the U.S. Securities and Exchange Commission, including the most recent Form 10-KT filed on February 28, 2019. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. GW undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Enquiries:

GW Pharmaceuticals plc
Stephen Schultz, VP Investor Relations (U.S.)	917 280 2424 / 401 500 6570

U.S. Media Enquiries: Sam Brown Inc. Healthcare Communications
Christy Curran Mike Beyer	615 414 8668 312 961 2502
EU Media Enquiries: FTI Consulting
Ben Atwell/Andrew Ward	+44 (0) 20 727 1000